Residential Accredit Loans, Inc.
                                    Depositor

                         Residential Funding Corporation
                                 Master Servicer

                 Mortgage Asset-Backed Pass-Through Certificates
                                 Series 1999-QS8

             $  2,555,503      6.50%      Class M-1 Certificates
             $    573,583      6.50%      Class M-2 Certificates
             $    469,313      6.50%      Class M-3 Certificates


                       Supplement dated September 20, 1999
                                       to
                    prospectus supplement dated June 23, 1999
                                       to
                         prospectus dated March 24, 1999
                                   ___________

     The Class M underwriter, an affiliate of the depositor, will offer to the public the Class M Certificates on a best efforts basis, from time to time, directly or through dealers. The termination of the offering of this portion of such underwritten certificates is the earlier to occur of September 20, 2000 and the date on which all such underwritten certificates have been sold. Proceeds of such offering will not be placed in escrow, trust or similar arrangement. The proceeds to the depositor from any sale of such underwritten certificates will be equal to the purchase price paid by the purchaser thereof, net of any expenses payable by the depositor and any compensation payable to Residential Funding Securities Corporation and any dealer.

     The Class M Certificates will be offered pursuant to a Class M underwriting agreement among the depositor, the master servicer and the Class M underwriter. The Class M underwriter and any dealers that may participate with the Class M underwriter in the resale of the Class M Certificates may receive compensation from the depositor in the form of discounts or commissions or, in the case of dealers, compensation from the Class M underwriter in the form of discounts, concessions or commissions. The Class M underwriting agreement provides that the depositor will indemnify the Class M underwriter against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.

     This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

     Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Class M Certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until December 20, 1999.
                    ________________________________________

                   RESIDENTIAL FUNDING SECURITIES CORPORATION
                               Class M Underwriter


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